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Subject Company: Independence Community Bank Corp.
Commission File No.: 000-23229
Forward-Looking Statements
The foregoing document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements relating to anticipated financial and operating results, Independence’s plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” “and other similar expression. Such statements are based upon the current beliefs and expectations of Independence’s management and involve a number of significant risks and uncertainties. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: (1) changes in general economic conditions; (2) the performance of financial markets and interest rates; (3) the inability to consummate the proposed transaction on the terms on which the parties have agreed, or at all, due to a number of factors, including, but not limited to, the failure to obtain the requisite governmental approvals on the proposed terms and schedule or the failure to obtain approval of the transaction from Independence’s stockholders; (4) disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the effects of increased competition; (5) competitive factors which could affect net interest income and non-interest income; and (6) the levels of non-interest income and the amount of loan losses. Additional factors that could cause Independence’s results to differ materially from those described in the forward-looking statements can be found in Independence’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which was filed with the U.S. Securities and Exchange Commission on March 11, 2005 and is available at the Securities and Exchange Commission’s web site (http://www.sec.gov).
Additional Information About this Transaction
This communication is being made in respect of the proposed merger transaction involving Independence Community Bank Corp., Sovereign Bancorp, Inc. and Iceland Acquisition Corp. In connection with the proposed transaction, Independence will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS OF INDEPENDENCE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.myindependence.com or by mail at Independence Community Bank Corp. Investor Relations, 195 Montague St., Brooklyn, NY 11201, or by Telephone: 718-722-5400. In addition, documents filed with the SEC by Independence Community Bank Corp. are available free of charge at the SEC’s web site at www.sec.gov.
Independence and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Independence in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Independence described above. Information regarding Independence’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Independence Community Bank Corp. as described above.
This filing consists of the following materials:
(1) Transcript of Sovereign lunch.

Sovereign Bancorp – Page 1
Sovereign Bancorp
Recorded: October 25, 2005

MOD:	If I can have your attention, ladies and gentlemen. Good afternoon. My name is Hamid Biglari. I am the head of the financial institution’s investment banking practice at Citigroup. We had the privilege of serving as financial advisors to Sovereign Bancorp on the transaction that was announced this morning. I have the pleasure of introducing the two CEOs of Sovereign Bancorp, Jay Sidhu and CEO of ICBC, Alan Fishman, who will take you through the presentation and answer your questions. We have had a bit of a technical difficulty with the presentation itself; it’s being downloaded from the web to be booted up. The discussion that we’re having is being tape-recorded. That discussion will be put on the websites of the Company after this for delayed rebroadcast, so with that, it is my pleasure to introduce to the podium, Mr. Sidhu.

I would like to turn the call over this morning to our director of investor relations. You may begin.

JS:	Thank you. Thank you, Hamid, and good afternoon, ladies and gentlemen. It’s my pleasure to welcome you here for this lunch. I’m so delighted that my partner and a friend for several years, Alan Fishman, is here with us today. And Alan will be joining me live here and talking about what we believe to be a terrific transaction, both in the near term as well as in the long term, for our shareholders as well as our other stakeholders.

As Hamid mentioned, I’m going to make a couple of assumptions. And a couple of absolute factual statements. Nothing will be discussed over here today that hasn’t already been discussed this morning. O.K.? So ... we can elaborate and I have—this is not live, we have broadcast, and I’m sure you’ll respect FD rules and we

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do not want to put anybody at a disadvantage under any circumstance. So please help us honor those FD requirements.

Number two is, I’m going to make an assumption that everybody has a copy of our investor presentation that was put on the web and has complete access to everybody who wanted it, starting at 8:00 today. So that even if we have continued technical difficulties, I can refer to it, and I’ll make an assumption that you’ve already seen it. Otherwise you wouldn’t be here.

The third assumption I have is that you’ve read several times our forward-looking statements, and everything and anything that I say right now with the forward-looking statements clearly apply, and you also read other notes, additional information about the merger as well as the definition of operating earning, cash earnings, that’s clearly stated in our presentation. I’m very excited and delighted to talk about this, and we’ll break up the presentation in three different parts. It’s somewhat complex, and I understand, and the feedback I got was, let us try to continue to describing that board in that fashion so that everybody understands. And as Hameed mentioned, we would be happy to take questions about clarification matters, but questions we cannot take about new matters that haven’t been discussed earlier during the investor call. We will have—Stacy, will we have available Mark McCollom telephonically from Pennsylvania. If we can, we’ll handle those, but otherwise, I’m sorry, we’ll not be able to handle a lot of it, if you want to have technical questions about this line or that line, or why is this one-time charge number off by a million from your calculations, I’m sorry, you’re going to have to call Mark McCollom, this is going to be more of a

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strategic discussion on shareholder value, creation, and your modeling can be done without being here for a lunch.

So, let us talk about the Santander and Sovereign partnership. I keep saying, almost, you know, we call this project caviar. So when you work on a project caviar for months, you sort of start talking about calling Santander Beluga and you start talking about calling Sovereign Sevruga, and you start talking about calling independence Iceland. So, if you see me slip, that’s what it is. Because it was very important for us to keep the confidentiality here.

How we structured this deal was, a partnership was developed, first and foremost, between Santander and Sovereign, and in that partnership, there were a couple of elements. Sovereign was willing to have a financial partner first, and a strategic partner on top of that, was our criteria, is the only way we were looking at this. So, our definition of having a good, smart financial partner was, it has to be done at a premium. It’s got to be done at at least 14.9, 15 times this year’s earning. Doesn’t make a difference, whatever you’re looking at, and it had to be no more than 24.9 because we wanted to make sure the structure would be such that our shareholders get a premium. Because our company has built a tremendous, very valuable franchise, and we wanted to be sure that the value of that franchise is extracted. And whatever partnership comes in, that’s fine, you can enjoy the value as a shareholder, but not a value of our existing shareholders. O.K.?

So it was done beautifully, in a way that Santander is in my opinion, the smartest, and the best-performing global bank, and I’ve had a chance to meet with the CEOs of the top ten banks in the world, fortunately, over the last year. And we were

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very impressed because here is a company that has made financial, very smart investments, a company that has operated and executed on a very smart, clear-cut strategy, and a fiscal policy, has done very well for our shareholders, and a company that clearly understands, very clearly, that win-win is the only way to do things.

And they’ve always followed through on their commitments, of creating the shareholder value. That’s why we structured, and it was very easy to structure a deal, where there would be a premium and that premium happened to be about 24% over the last 20 day average price, or about 24% of today’s price. You know, one and the same thing. That’s 2-1/2 billion dollars, 2.4 billion dollars of cash, and this investment is at 15 times this year’s cap earnings, 13-1/2 times so, next year’s.

Then, Santander, we wanted to make sure that this is beyond just a financial shareholder coming in. So we set it up so that Santander’s top, very experienced people, two of them who have served on other such boards, were asked by us, invited by us, to come in and join our board of directors. And with no limitations whatsoever on their involvement on committees. Nothing like restrictions that have been placed on certain other similar transactions, including Santander’s transaction with First Fidelity. My understanding was that there were all sorts of definitions of how much involvement, we said no. Whatever involvement is legally possible, we do it. I was so thrilled when the chairman of Group Asant, a member of our team, offered to invite me to serve on their board. O.K.? And just like for 16 years, he had George Mathison of Royal Bank of Scotland at his invitation to serve on their board because he believes in a partnership, like that, and that 16-year partnership resulted in 26% internal rate of return on their investment.

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So that’s a little bit of a background as to how we structured this partnership.

Second thing is, we used this to our advantage, to Santander’s and Sovereign’s advantage, to try to structure an accretive deal that is accretive for Santander, accretive for Sovereign, and definitely a fair deal and a good deal for Alan’s shareholders. That was our definition of structuring it. So, we decided to acquire Independence Bancorp as a use of proceeds of Santander’s actions of buying our stock, of which we are doing an equity offering at a premium; and at the same time, coming up with a backstop that we will give you all the capital you need, whether it’s Tier 1, whether it’s preferred, whether it’s debt, you can count on it.

Now, we will give you that to help you make an accretive deal, which is good for your shareholders. Absolutely clear-cut discussion. Without any doubt. So we are acquiring Independence Bancorps for $42 per share, all cash transaction, valued at 3.6 billion dollars, that creates a very leading company in the northeast, with over 800 offices, 48 billion in deposits, 52 billion in loans, and 81 billion in assets. And it connects our mid-Atlantic footprint to New England by this franchise, and gives us about 7 billion dollars in deposits in this New York City market. And, at the same time, we believe that with the backing of an extremely respected global partner, that this really validates Sovereign’s strategic vision of continuing to create above-average, long-term shareholder value for our shareholders.

From a financial point of view, that this was structured like I said earlier to make sure it’s accretive to Sovereign, I almost said Sevruga! And so that gets 3.1% accretive to our operating earnings for 2007, and it’s 2% accretive to our cap earnings for 2007, and the internal rate of return on this investment is well over 15%, that is

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well over our cost of capital, and has a higher IRR by at least 2-1/2%, 3%, higher than any IRR for a stock buy-back for us.

So the investment, as I mentioned, is all cash, which adds a value of $450 million over the average 20 day—if we would have issued equity, at the average of 20-day price, we would have received $450 million less. So we were paid, essentially, which goes to our shareholders, $450 million premium for this 19.8% ownership by Santander. Part of what we are issuing is 16-1/2% as a new issuance of stock; the rest of it is a stock that we had bought back over this year, which we bought back at about 21 and change average price. I’m sorry, I don’t know the exact number. So we bought back that stock at 21 and change, and we are reissuing that stock to Santander at 27.

So, from that point of view, that’s another value-added for our existing shareholders. This partnership benefits all parties. Definitely, the way it was structured, it benefits Santander. Also, because it goes along with Santander’s desire to increased their investments in financial institutions, as Santander decreases their investments in the non-financial institutions that they’ve had, where they have announced to, that they were very good investments, they always have been fortunately able to make mature investments that have very high returns. So they have a lot of capital and a lot of capital gains. So the timing was very appropriate to take that capital out of non-financial institutions and invest it in the largest banking market in the world, which is the United States, and the way they put it to me was, invested with management. Which in their opinion has a high track record of creating above-average shareholder value, and management that has put their money where their mouth is.

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Santander’s board, among the top banks in the world, has the largest concentration of ownership sitting in the board room, compared to anybody else. And they like the fact that our board owns beneficially 8.05% of Sovereign. Sitting in our board room. O.K.? So that’s why there was alignment over there.
It facilitates, of course, this partnership, the Independence deal; without that, it would not have made any sense for our shareholders and we would not have done it without that under any circumstance. And it provides us an opportunity to (have) leverage Santander’s presence in Europe, where they are the Eurozone’s largest bank. They are the sixth-largest bank in UK, they are among the top banks in Latin America and among the top banks in Puerto Rico, and among the top banks in Mexico. So it gives us an ability, very clearly saying, is, “hey, tell us, show us, how it can help your customers, and we’ll find a way to help that.” So we’ll find a way to do that. It’s that kind of a style of management, as such, that will let us try to find ways to mutually do things which will be beneficial for our customers, and beneficial for us, so the partnership benefits start immediately, to talk about best practices and leverage off of each other’s strengths, whether they be a geographic presence or they be in technology, or they be in product offerings, all those kind of things.

And we have also at the same time created a vehicle that if Santander wants to take this investment—I want to make it very clear—Santander is making a financial investment in Sovereign. And if they want to take that financial investment to 100%, which we are very interested in making that happen, Santander might want to consider that, to make that happen. And if those two are aligned, we wanted to be sure that our shareholders got full price.

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For that to happen, we have set up a whole process that I’ll go over with you, to make that as to how that’s going to be accomplished. You can—you all know, you’re very smart money managers, you all know about Santander’s presence, and so I’ll just jump over that, but they are in market cap a little bigger than Wachovia, so that if they were a U.S.-based bank, they would be the third or so largest bank in the United States. Maybe the third or fourth largest bank in the United States, and of course they are the ninth-largest by market cap in the world.

I shared with you their returns from RBS Investment, and they were 23.6% in total rate of return. At First Fidelity, they made four times return on their money in six years that they were at First Fidelity and First Union. They have served on First Union’s board; they have served on First Fidelity’s board; they have a partnership like this with Bank of America in Mexico. They’ve had a partnership like this with Royal Bank of Scotland. They have seen Citizens Bank, while they were sitting on Royal Bank of Scotland, as to what they’ve done in the United States, while they were sitting in Royal Bank of Scotland’s board, they saw how Royal Bank of Scotland did the deal with NatWest. They supported that, and when they were at Abbey, Royal Bank of Scotland supported them to the deal in Abbey. These are the prime examples of very good partnerships. And doing them in a way that it’s very good for your shareholders.

Now, let me tell you a little bit about how this was structured to make it a win-win deal for both sides. We said it would take us somewhere around two years to be sure that we’ve had one year of financial results absolutely clean, after a total integration of Alan’s company, Independence, into Sovereign. So we have a stand-still for two years so that the market can understand how this deal is working, and we are

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very clear, I made it very clear this morning, the management is not changing its stretch goals that we already provided to the Street in terms of our latest investor presentation. We are not changing that. O.K.? So for the first two years, Santander and Sovereign have a complete stand-still, whereas Sovereign will not solicit any third-party bids, and Santander is not going to submit a bid to acquire Sovereign. After two years are over, now we are into July 1, 2008, Santander can make a proposal to Sovereign’s board to acquire 100% of the company. Sovereign’s board has full rights to go through a process, and that process includes market check, market option, or using investment bankers to make sure that Santander comes up with the full price. Santander, we and us, we agreed that that has to be approved by the majority of non- Santander shareholders, so that their influence over 24.9 shareholder doesn’t influence the outcome of that transaction. Very important! You know, that’s an example of a good partnership.

And then we agreed: let’s make it very clear. Sovereign has goals for the next couple of years to be made public. Sovereign has a history of making goals public. Sovereign has a history of telling you, as a shareholder in 1999, you should expect this management to strive to make two bucks in 2005. And if not two bucks, you should expect this management to at least be at that run rate by the end of 2005, and we have no darned idea what will happen to yield curves, and interest rates, and credit cycles and all that other stuff. That goes on, and I still remember Bruce Wilcox sitting there when we said that, at the St. Regis Hotel. And so, from that point of view, and we were fortunate that we were able to meet that, what we said six years before.

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So we said, if we are able to achieve that performance over the next two to three years, it’s a just a matter of a quarter or two, or three, that we may be off because of certain things. So let us agree, Santander and Sovereign, you are not going to make a proposal less than 40 bucks. Because we think our company is going to be worth at least that much, we as 8% owners of the company, in our opinion, it’s just a matter of which quarter, after two years, but we believe we are going to be worth at least that much. Why? Because we are very confident that our earnings are going to be greater than $2.75. Also, let me put out to you in public as if it keeps on as going, 10%, 10%, 10%, you know, that’s what it is. And you make a multiple of that, to the average multiples of take out, the number starts with a four. It’s not forty. It’s higher than 40.

So, my fellow shareholder/partners, I am telling you, this management is totally committed to doing what is in the best interest of all shareholders, and we sit in the board room as shareholders, with top royal class corporate governance, as measured by ISS. O.K.? And Santander fits in the board room with best shareholders’ interests, with top corporate governance, with ratings as measured by the ISS of Europe. And that’s why we got together. That there were similarities over here.

So, what happens after the 36 months? I’ve shared with you $40 minimum price. We don’t want to stick with just a $40 minimum price after that. After that, we said the price could be 50, price could be 60, price could be 30. What if we screw up? Well, we mess up the bank. And we’ve got to be held accountable for that. And at the same time, we’re not going to agree to just signaling to the Street, we think $40 might be good minimum, even four years from now. Who knows? I would hope that the number starts with something higher than four, if it’s that far out, but I don’t know that

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far out. So we said, we will have the same kind of mechanism to determine, and we’re going to give you—get to page 16, please—for the slides, for those on the web, I’m trying to coordinate with the slides on the screen. So, same mechanism in place, but now Sovereign can invite Santander to make a proposal. So we don’t have a put, but we can invite and we have an agreement on the process to make sure that this is a fair price. And if, for whatever reason, now it’s five years from July 1, 2006, Santander and Sovereign have been unable to come up with—for whatever reasons—an agreement, everything goes away, we’re all free. As my partner at Santander said, “but we commit to you, we have never been hostile, we are never going to try to take advantage of our 24.9% position; we are not activist shareholders. We are in the best interests of all shareholders, and our intentions are very clear. We are willing to state that over here, we are not going to take advantage of your existing shareholders. The only way we do business, your present shareholders and our credibility is dependent upon that their rights must be protected and their value must be protected. If we are unable to do a deal with you in 60 months, you should be able to do a deal with anyone you want, anywhere you want, in any fashion you want after that. And we are not going to get in your way.” Ladies and gentlemen, these are the kind of people we are partnering with. O.K., that’s why it was a very easy deal to close. Very tough when we had lawyers involved. Very, very tough. As a fellow executive from Santander sitting here will tell you that. But very easy among principals, because on fundamentals, we are the same. About lawyers—how wonderful are complicating simple things, and putting them on bookshelves, and take books... but it’s managements that implement them, without ever having to look at those books. So that’s what we focused on.

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Now, compelling rationale for Independence? I think all of you know, and we’re not going to spend much time over here, so that we can get going. Independence has number one market share in Richmond County, Staten Island, which will be the meaning as SI Bank and Trust. And in Ocean County, New Jersey, we’ve become the number one bank, and we have become the number two bank is Essex County. Number three bank in Union County, you look at the franchise, a picture is worth 1,000 words. But expansion opportunities, they are very clear. Cash management, capital markets, commercial banking products, ability to do syndicated deals, you know, if there’s a 400, 500 million deal, that Alan’s company is so good in their multi-family, then we can do it now when we decide what we want to keep, and we sell the rest. Those kind of things. Just all the capabilities of a large bank are brought in to this situation.

We do a lot of automobile lending. We are the largest financier of leasing companies in the state of New York, which includes obviously New York City, where we don’t have deposit relationships from them. So those are revenue enhancements. Alan has businesses and multi-family customers in Philadelphia, like he was sharing with me, that he has no deposit relationships with, but that’s an opportunity. We are not counting on those, but those are the kinds of expansion opportunities for us. But without me having to say anymore, I’d like to now invite Alan to tell you a little bit about Independence and a little bit about how our company might look like, in the company that he will be the president of, once we put it all together. Alan?

AF:	I’ve really met a bunch of you people for the first time, and a bunch of people I don’t really recognize, so I’m a little surprised, quite frankly, because we thought we had

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talked to a lot of people. Independence is a very simple business model, with a very unusually skilled group in producing multi-family credits. Our loan portfolio is basically three halves. We have a half that is commercial and industrial and we call it a small, community bank oriented commercial real estate. We have a half that’s on the balance sheet, of multi-family apartment house loans in the greater New York area. Now, beyond that, into Philadelphia, Maryland, Florida and Chicago. And a third of the portfolio, over warehouse to Fanny Mae, where we originate a lot of multi-family loans. So the loan portfolio has got three basic halves and you’ll get the story, it’s a very low-risk portfolio, it’s been very well run for a long time. And the deposit mix, my guess is that the deposit mix looks very much like Sovereign’s deposit mix, with a growing portion of that deposit base in two ways: one is in the core deposits associated with our business in multi-family and real estate lending activities bringing in more of those deposits home; and the second is, of course now in this kind of yield-curve environment, in the CD market, which we looked at as alternative funding to the home-loan banker or other wholesale sources.

So it’s a very simple model, very good efficiency ratios, very good fee-producing and it’s been a very successful business model, for a long time. Management team geared up to continue to migration from the old kind of thrift model to a full commercial banking model, and I think that the combination, as Jay said, of where we operate, how we operate, and who we have to operate it, really made us, I think, an attractive choice for Jay, and really, while we weren’t the only choice, I think we were certainly one of the attractive choices.

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Quite frankly, the size here unleashes—an awful lot of limitations we had in our business model were caused by size. The obvious limitations in the New York market are, the sleeping giants have woken up, and are competing for business now. The real estate market is very competitive in general; values are very skewed; size has gotten very large, and I think that being part of a much larger organization, having something to say, about the direction of that larger organization, which I expect to do, and hope to do, and have been committed to do, will allow us to make this migration relatively smoothly. So I think we bring a lot to the table, and I think time will prove that, but I think it’s going to work out quite well.

So, with that, let me turn — yeah, just — you know, as I said, we have loan portfolios that are compatible, we’ve got 80 billion dollars gross loans of—when you put the companies, a $55 billion portfolio, of which today we have about $6 billion over at Fannie Mae, so you could add that, so it’s a sixty-odd billion dollar portfolio. The deposit base you see, and the company will make just under a billion dollars when we get all finished with it. So, we just couldn’t be more pleased. Really.

It’s a low risk model. We can talk about it here that you’ve got two, and then I’ll turn it back to Jay, it’s sort of amazing that the two companies have produced these kinds of non-performing and charge-off kinds of numbers, but you can see that with Sovereign, you’ve got this enormously distinguished record of non-performing to assets and charge-offs to loans, and reserves, and incredibly, we sort of come in right on top of those numbers. So, this is two very, very, very disciplined risk-takers, I think, coming together, and while we may not improve the Sovereign risk profile, we don’t

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wreck it either. Which I think is a very important consideration, as you think about other combinations of the two companies. And with that, let me turn it back to Jay.

JS:	Thanks, Alan. Let me just talk about some of the transaction summary details. As you can see from here, very, very quickly, that’s been constructed so that Alan, besides being the president of Sovereign bank, also will be the chairman and CEO of Sovereign bank, Metro New York Division. We’ve always had a history of having local managements, top-notch talent, make local decisions and run with the local flavor. There is no better way of doing it and I had a chance in a couple of minutes this morning, Alan and I had met with the top executives and I was telling the people sitting around my table that in my opinion, that’s the management team of a much bigger bank. And that’s the quality, and we hope to grow profitably over here, and make that management team very motivated, to continue to take advantage of the opportunities with us.

We will also accept one Independent director from Independence’s board, and will, the due diligence is absolutely completed, we had of course 70 and five people or so, on site, due diligence, and it was off-site for several days. On top of that for a fairly simple company, and we have a lot of experience in doing due diligences. And we were thrilled that we had several folks fly in from Madrid, actually, to join us for due diligence, also.

We made very conservative financial assumptions, only 15% gross, 80% of it realized in the first year, fully phased in synergies, no revenue enhancements have been assumed, more generated charges of $45 million, and end of credit closing is July of 2006, and we very conservative call deposit “intangible.” Write-downs, and if you

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look at what the sketch down due is, that we are paying 1.6 times book, 3.6 times tangible, 15.6 times 2006 earnings, 15.5 times 2005, and we are issuing stock at the 14.9 times 2005, to Santander; so you can see, it’s a good deal for our shareholders also, and no question about it, it’s a good deal for Santander, too.

With a run rate, so we issue the stock at 14.9 times, and we do a deal at 13.9 times, and that’s why the numbers are working out the way it is.

If you look at, consistent with our stated criteria, we’ve been very, very focused on making the best allocation decisions for capital, we’ve articulated them, this has about 2, 3 percent, 3-1/2 percent higher IRRs than stock buy-back, based upon the way it’s been structured. Plus, it builds our franchise scarcity value. It adds tremendous value. There is no company, other than Bank of America, that can duplicate our franchise. That’s it. And that’s why this franchise is going to be very valuable. And so, I don’t think Bank of America will ever solve. And we have a fantastic franchise. And we are not going to sell it cheap, folks. We’re not.

And so we are, this is very accretive to earnings, and it’s consistent with our capital goals that we’ve shared with you. So, in our summary, it’s consistent with our overall strategy, as has been articulated to you. Independence, as Alan has mentioned, that it’s a very low-risk company, it’s a very straightforward business model. It emphasizes both consumer and commercial banking, and core competency in multi-family residential and residential lending. And it’s something where we bring strengths in several areas, and we bring core competencies like multi-family, it clearly comes from Independence, that Sovereign doesn’t have right now. And corporate banking, consumer banking, retail banking, very, very sales oriented and we’re very much

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revenue-generation oriented, strategies and results coming from us. We combine the two together, and we have several specialty lines of businesses, all the way from asset-based lending practice to transportation practice, to health-care practice, to leasing practice, we are very much focused to have global cash management, factors, capital markets, international trade finance expertise. All those things are going to be brought into New York City, and into the greater New York area, for Independence, and if there is a market that we know of, which definitely has a need for those, this is it.

The amount of trading that is done between metro New York and Latin America, Mexico, and England, is huge. There is nobody, nobody, not even Bank of America, that has a franchise that can capitalize on that. Nobody in United States of America, except Santander and Sovereign have found a way to do it. That is the example that I see of smart cooperation that we can take advantage, and I can tell you, the Chinese influence on United States and the west is just going to continue increasing, with a one-way trade. Where are you going to see, the other way around trade is with Latin America. And we are very well-positioned and with Mexico, to be a fantastic and we can tell you this: Santander and us, I am sitting on their board, we are not going to let go of those opportunities. It is not one of those things like guys leave alone—we talk about best practices, from day one. And we’ll be dreaming about things from day one. About how do we make our revenues better? How do we make each other better? And how do we take advantage of all the opportunities in Boston and Philadelphia and New York, and our national practice, I mean, we have customers all over the United States. And we want to take advantage of that, knowing those customers as they do. It’s clear business. So Sovereign has a substantial experience in

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integrating the deals, and so we see a very low risk over here. And then, it’s been 20 months since the last deal that we have done, and it’s totally integrated. It’s been over 18, 20 months ago when it was integrated. We have a history of integrating deals from a systems point of view the day we close the deal. We don’t do them later on. That’s why there is nothing on our plate; there is no diversion of focus, nothing. And so it’s a very familiar product set. Plus, that advantage over here is that Alan as the president of Sovereign Bank, there’s a continuity, and a tremendous mutual interest alignment of interests to make this happen in a very smooth way.

And so in a summary, this is a unique, meaningful financially compelling as well as beneficial in several other ways, of a partnership that has been created between Santander and Sovereign, and the acquisition of Independence has been facilitated as one example of what Santander and Sovereign can do together. Which each other couldn’t do. Santander just couldn’t buy Iceland and make it a meaningful transaction, and we couldn’t do—I said Iceland, here we go! Independence. I haven’t slept for a couple of days, it shows up, I guess. And those kind of examples. And Independence provides a critical piece to enhance the Sovereign’s unique footprint, and it really strengthens our position as a leading financial northeast United States player, and most important, is that we remain absolutely committed to capitalizing on our new opportunities of maximizing value for our shareholders. And no question about it, and that’s why we are very excited about this deal, and I will take questions now related to the things that we discussed today, and things that were discussed this morning, and nothing else. Yes? (person is speaking, but inaudible.) Can you hold on a second

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please, and let me get a mike for you so that it’s fair, that everybody can listen to your question?

Q.:	... obviously there’s no shareholder vote for Sovereign shareholders, but given management’s enthusiasm for the deal and the market reaction that we’ve seen today, why not let shareholders have a vote on it?

A.:	You know, we follow—we are not New York Stock Exchange, we’re not the government, we follow the rules that you got to play with. If the rules required a shareholder vote, you would have had a shareholder vote, and the shareholder vote is not required, and there will be no shareholder vote for this deal. Yes.

Q.:	If you got an offer for the whole business that is substantially greater than $27...(fade)

A.:	The question was, if we got an offer for the whole business greater than $27, you mean, today, would we sell the whole business? The answer is, we have agreed in a contract, we signed them there, that we are not going to the process of looking at selling our company at this stage. We are looking at evaluating the sale of our company, 24 months after closing the Independence deal, not now.

Q.:	... have you received an offer?

A.:	We will not respond.

Q.:	Is there a break-up date?

A.:	We will not respond if we receive an offer.

MOD:	Jay, right here.

Q.:	Maybe you and Alan could address if it’s such a good deal for Sovereign shareholders, why is ICBC only taking cash.

A.:	Pardon me, I couldn’t hear you.

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Q.:	I said, if it’s such a good deal for Sovereign shareholders, why is ICBC only taking cash.

A.:	Well, let me just tell you, it’s not that ICBC is only taking cash, Alan would love $42 and their share and everything else, and perhaps would have even had a desire to take Sovereign stock, which we may have determined but the only deal from Sovereign for Alan was a cash deal. We didn’t even talk about any other options. O.K.? And it was—I’m going to limit my comments to what we discussed this morning. Yes.

Q.:	Yes, I was wondering if Alan would comment on the sales process, if there were other bidders, how you decided, how Sovereign became the buyer?

A.:	(answer inaudible).

JAY:	O.k., next question?

Q.:	Can you elaborate on your comments from this morning, about how you view the distinction between this structure, and let’s say, that of the bank North Toronto Dominion, I just didn’t get it.

A.:	O.K., all right, since I discussed it this morning, I’ll discuss it again. Over here. All right. A couple of things. I don’t have notes, I’m speaking off my head. A couple of things. Very, very different. Bank North sold total control to TD, at a 26% premium; Sovereign has invited us to strategic partner for only 19.8% of their company, at a 24% premium. Item no. 1. There is no change in control of Sovereign. Number two. There are no triggers for any employment agreements at Sovereign, which made the deal very attractive for Bank North management, for this has nothing over here for Sovereign management. Its only opportunity is for Sovereign shareholders. And number three, Bank North gave TD an opportunity to acquire 16% additional

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ownership, off Bank North stock, in open market. Which in essence, if you look at the premium of 26% they paid for 51%, which was part cash, part stock, tax issues involved, and then you say, at market you can buy another 16%, ladies and gentlemen, that was not a 26% premium for 51% control. Next item. Bank North has no issues, no contract, no agreements whatsoever with no incentives for TD to pay a premium to existing minority bank note shareholders. There is no “sunset” provision, where TD goes away, if they don’t pay a premium to Bank North shareholders. Folks, this is no way close to a BankNorth/TD deal. I have tremendous respect for Bill Ryan. I know Ed Clark. Both Alan and I. Those are very smart guys, please, I don’t want you to take this in any personal way, you asked me a question about just the financial side of it, I answered it to you in a financial side of it. I would have not done the TD Bank North deal. Next question.

Q.:	You said... I would just like to get clear on this one item. If you had an unsolicited offer, in the neighborhood of 30 to 35 dollars a share, now, how would Sovereign respond to that?

A.:	Let me just share with you, if you had an opportunity to buy a stock which over the next couple of months, in your portfolio, could have given you a higher return than the holdings you have in your present portfolio, that is a very hypothetical question. I have told you in our contract, we have committed to not consider selling the company for 24 months after we close this deal. That is a prerogative of the board, under Pennsylvania law, and the board has exercised that prerogative, and we have signed a contract with Santander that we will not respond. Alberto, do you want to

Q.:	How about before the deal closes?

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A.:	Before the deal closes, we will not respond.

A.:	Hi, this is Alberto (unclear last name) from Santander, and the contract says, and you will have the details of it, is between now and closing, they will not respond. Between closing and 24 months, if it’s unsolicited, they can respond. We have the right of looking at that offer, and the right of the last look, but if you can’t get someone paying $50, they can tell us, by the way I’ve got someone offering $50, we could pay $50 or we will say, it’s ended, we’re not able to match that. So that can happen. Between now and closing, it’s seven months, is what exactly—

JAY:	Because, I’ve got to have you understand why. Please, before you get... so, because we have a deal with Independence, O.K., which is a cash deal. Independence wants absolute certainty. O.K. They made a decision on that. And this is, we do deals. We know there are other types of — we had to do a deal which is not in any way taking anything away, and we do that analysis on capacity to pay. Since you folks have kept all the banks which are potentially acquirers of Sovereign, since you folks aren’t buying those stocks, their PEs are low, they cannot afford to pay. You do your analysis, they cannot afford to pay what you are talking about, theoretical numbers. That’s why I gave you a theoretical answer about what if you bought stock which would give you higher returns than what your present portfolio is, can somebody call you a bad money manager? That would be stupid of them, and that’s the same way we’ve stuck to the deal, which is going to be good for the long-term interest of our shareholders, and good in the near term. And at the same time, which will have certainty to the Independence and Sovereign deal.

Q.:	It’s hard for me to understand ... (TAPE CHANGE)

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A.:	...to answer that question. I want to give an opportunity to someone else to ask more questions, thank you. Yes.

Q.:	I understand the rule, sort of the rules on the shareholder vote. What would be the initial ownership stake have to have been for there to be a shareholder vote required on Sovereign’s

A.:	Again, I want to limit any kind of questions over here to what was discussed this morning. There are (voices cross) FD rules over here... you can read the contracts and whatnot, that what it is, but if your issuance of shareholder to shareholders, you’re making an acquisition that requires less than 20%, you don’t need shareholder reports. There are Pennsylvania law issues, O.K., which impact that.

Q.:	And if you had used any stock, or how much stock could you have used for ICBC without requiring the shareholders.

A.:	I am sorry, I don’t know the answer to that. But you can call us later on to have an answer to that.

Q.:	Can I just... oh... if they offered 24.9%, is that through open-market purchases, or could you issue the stock directly?

A.:	I don’t remember the exact terms of the contract, but you’ll have a chance to look at that.

Q.:	Well, if they issued stock directly, would that require a shareholder vote, then, do you know?

A.:	I’m sorry, I don’t know the answer to that, but you can look at it and get it. Yes?

Q.:	Do you plan to have your next annual meeting in April as you did last year?

A.:	Our next shareholder meeting is scheduled at this time to be in April. Yes.

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Q.:	I notice that you were thinking of a July 1st meeting. What are the steps that are.

A.:	No, no. The question was, are we planning to have a July 1st meeting. No.

Q.:	... a July 1st close.

A.:	That is where the expected date of closing this deal is July 1st, 2006. Yes.

Q.:	Could you walk me through the process with that, or...?

A.:	Pardon me?

Q.:	Could you walk me through the process of why, it seems a little long.

A.:	No, no, there are different reasons, over here. We wanted to make sure it was a smooth integration. It’s low-risk. That is in the best interests of our shareholders.

Q.:	Can you touch on the compensation structure, the ICBC executive management team, including the meridian team, which is basically the backbone of the company?

A.:	Yeah, I’ll tell you what. You’ll see all that, this is not being webcast, you will see there is nothing to hide, all that will be in there, there is nothing unusual at all.

Q.:	No, I’m not—

A.:	Nothing unusual at all! There are no, nothing unusual at all!

Q.:	I’m just saying, they didn’t take any stock, so, at this point—

A.:	No, there is nothing unusual. So please, I wouldn’t, if I were you, I wouldn’t speculate anything. Just get the facts, and you’ll see it. Any other questions? Yes.

Q.:	What is the intent on both sides of ... (unclear, too off) ... and are there specific

A.:	I thought I covered all that. I’m sorry if I’m slow today, but it’s all there, going to be, it’s in our, it’s very well spelled in this investor presentation, and there is an incentive for Santander between 24th month after closing and, but, they cannot, to take over and have 100% control over Sovereign, if they choose not to exercise on that right, we can

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require them to by inviting them to make a proposal to us after 36 months of the closing of this transaction. And I went through all that, so I don’t want to repeat it, but you’ll read it all in the contract.

Q.:	Is it your intention now after the 24 months to invite them to bid?

A.:	We cannot invite them after 24, sir, if I only—listen to me. After 36 months, and I cannot tell you about my, our intentions, that is the Independence directors of Sovereign bank ... make that decision. But we have, obviously, there were some reasons why we created that provision. That’s all I can say.

One last question, please. It’s getting... we have to go to another meeting, we have to be there by two. (laughter in background) Yes.

Q.:	O.K. I’m hearing that the transaction agreements will be made public, any time frame, when will we be able to see those?

A.:	I don’t know the framework, it is whatever is practically, whatever is customary, it will be public, whatever is customary.

Q.:	I did have a couple other, may I? I have two other questions, one of the questions that came up in our shop was that if for any reason, Bank Santander walked away, do you have any walkaways on the Independence side? Or will you be committed to fund that transaction?

A.:	You’ll see it in the agreement, it’s very well protected for all three parties.

Q.:	And, one last question. This was on the call, it just wasn’t clear to me. How are you planning to fund the 1.2 billion dollar difference in the transaction cost for Independence?

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A.:	Yes, we have a backstop at market rate, from Santander. Completely, plus we have our own ability to do it, but to satisfy Independence’s directors and their advisors, is the only reason for the backstop, not that it’s needed. But it’s nice to have. And that’s what we have, and Alan was, rightfully so, demanded it before he signed the paper.

Q.:	O.K.

A.:	O.K.? Thank you very much, ladies and gentlemen. Have a good day.
(END OF SESSION)